Exhibit (a)(5)(F)

NEWS RELEASE

LinnCo Successfully Completes Exchange Offer for LINN Energy Units and

Commences Subsequent Offering Period

HOUSTON, April 26, 2016 — LinnCo, LLC (NASDAQ:LNCO) (“LinnCo”) today announced that it has successfully completed its offer to exchange each outstanding unit of LINN Energy, LLC (NASDAQ:LINE) (“LINN”) for one LinnCo share (the “Exchange Offer”) upon the terms and conditions of the Prospectus/Offer to Exchange dated April 26, 2016 (the “Prospectus”) and the accompanying Amended and Restated Letter of Transmittal (the “Letter of Transmittal”).

The Exchange Offer expired at 12:00 midnight (New York City time) on Monday, April 25, 2016. American Stock Transfer & Trust Company (“AST”), the exchange agent for the Exchange Offer, has advised LinnCo that a total of approximately 103,961,939 LINN units, representing approximately 29% of the aggregate number of outstanding LINN units, were validly tendered and not withdrawn in the Exchange Offer. Accordingly, all LINN units that were validly tendered and not withdrawn have been accepted, and LinnCo is promptly issuing new LinnCo shares for all such tendered LINN units in accordance with the terms of the Exchange Offer.

To allow remaining LINN unitholders the opportunity to tender their LINN units, LinnCo also announced the commencement of a subsequent offering period beginning today, April 26, 2016. The subsequent offering period will expire at 12:00 midnight (New York City time) on May 23, 2016, unless extended. LINN unitholders who validly tender their LINN units during the subsequent offering period will receive the same exchange ratio provided in the Exchange Offer. Procedures for tendering LINN units during the subsequent offering period are the same as during the initial offering period, except that pursuant to Rule 14d-7(a)(2) under the Securities Exchange Act of 1934, as amended, LINN units validly tendered during the subsequent offering period will be accepted on a daily, “as tendered” basis and, accordingly, may not be withdrawn.

The purpose of the Exchange Offer is to permit holders of LINN units to maintain their economic interest in LINN through LinnCo, an entity that is taxed as a corporation rather than a partnership, which may allow LINN unitholders to avoid future allocations of taxable income and loss, including cancellation of debt income (“CODI”), that could result from future debt restructurings or other strategic transactions by LINN. In general, if CODI arises in any particular month, that CODI will be allocated to LINN unitholders who held LINN units as of the first day of that month.

As previously announced, on April 4, 2016, LINN and Linn Energy Finance Corp. entered into a settlement agreement with certain holders of its senior secured second lien notes (“Settlement Agreement”). LinnCo and LINN do not believe that any events that have occurred in April, including entry into the Settlement Agreement, will give rise to CODI in April. However, future transactions, including the closing of the transactions contemplated in the Settlement Agreement, may give rise to CODI, and LINN can provide no assurances that LINN unitholders who tender their LINN units during the subsequent offering period will not be allocated some amount of CODI as a result.

Although CODI may arise in the same calendar month as any settlement of LINN units made during the subsequent offering period, such CODI will likely be only a portion of the total CODI that LINN would expect to realize from future debt restructurings or other strategic transactions. For example, if LINN seeks protection under Chapter 11 of the U.S. Bankruptcy Code in May, some amount of CODI may arise upon the closing of the transactions contemplated in the Settlement Agreement (the timing of which is uncertain). However, a more substantial amount of CODI may also arise at the time a plan of reorganization is consummated. Therefore, LINN unitholders that exchange during the subsequent offering period will continue to avoid future allocations of CODI to the extent such CODI arises in calendar months following any settlement of LINN units made during the subsequent offering period.

This news release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell LINN units or any other securities. The Exchange Offer is being made only pursuant to the Prospectus and only in such jurisdictions as is permitted under applicable law.

IMPORTANT ADDITIONAL INFORMATION FILED WITH THE SEC

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the LINN units, nor is it a substitute for the registration statement and the exchange offer materials that LinnCo has filed with the SEC. THE EXCHANGE OFFER MATERIALS (INCLUDING A PROSPECTUS/OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER EXCHANGE OFFER DOCUMENTS) CONTAIN IMPORTANT INFORMATION. LINN UNITHOLDERS ARE URGED TO READ THESE DOCUMENTS (AS THEY MAY BE AMENDED FROM TIME TO TIME) CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT LINN UNITHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR UNITS. The Prospectus, the related Letter of Transmittal and certain other exchange offer documents are available to all LINN unitholders at no expense to them. The exchange offer materials are available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting LinnCo’s Investor Relations department at (281) 840-4193 or D.F. King & Co., Inc., the information agent for the Exchange Offer, at (877) 297-1738.

In addition to the Prospectus, the related Letter of Transmittal and certain other exchange offer documents, LinnCo and LINN file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by LinnCo and LINN at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. LinnCo’s and LINE’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that LinnCo expects, believes, targets or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to forward-looking statements about the timetable for the completion of the subsequent offering period and possible CODI recognition. These statements are based on certain assumptions made by LinnCo based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond LinnCo’s control, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to CODI recognition, the financial performance and results, the significant amount of indebtedness under LINN credit facilities and senior notes, access to capital markets, availability of sufficient cash flow to execute LINN’s business plan, implementation of LINN’s expense reduction strategy, continued low or further declining commodity prices and demand for oil, natural gas and natural gas liquids, ability to hedge future production, the ability to replace reserves and efficiently develop current reserves, the regulatory environment, and other important factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. See “Risk Factors” in LinnCo’s and LINN’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other public filings. Any forward-looking statement speaks only as of the date on which such statement is made.

Contacts:	LinnCo, LLC

Investors and Media:

Clay Jeansonne, Vice President – Investor and Public Relations
(281) 840-4193

Sarah Nordin, Public Relations and Media
(713) 904-6605